Exhibit 4.3

MONARCH STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (the “Agreement”), dated as of July 24, 2013, among WCI Communities, Inc., a Delaware corporation (the “Company”) and the entities listed on Schedule A hereto (such entities, collectively, but subject to Section 3.1 hereof, the “Monarch Entities”).

WHEREAS, the Company is currently contemplating an underwritten public offering (the “IPO”) of shares of its Common Stock (as defined below) as described in the Registration Statement on Form S-1 (Registration No. 333-188866); and

WHEREAS, in connection with, and effective upon, completion of the IPO (without regard to any overallotment option related thereto), the Company and the Monarch Entities wish to set forth certain understandings between such parties, including with respect to certain corporate governance matters;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1  Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of a specified Person is a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person specified.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security.  The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Company.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any equity securities issued or issuable in exchange for or with respect to such Common Stock by way of dividend, split, subdivision or combination of shares, or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Company” has the meaning set forth in the preamble to this Agreement.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  The investment manager or investment adviser of an investment fund or account shall be deemed to Control such fund or account for purposes of this Agreement.

“Former Director” has the meaning set forth in Section 2.1(b) of this Agreement.

“IPO” has the meaning set forth in the preamble to this Agreement.

“Monarch Entities” has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Post-IPO Shares” means, with respect to each Monarch Entity, the number of shares of Common Stock Beneficially Owned by such Monarch Entity (without duplication as to any shares of Common Stock Beneficially Owned by any other Person) following completion of the IPO (after taking into account any shares sold by such Monarch Entity and its Affiliates as selling stockholders in the IPO and, if applicable, after delivery of shares of Common Stock by such Monarch Entity and its Affiliates to the underwriters in respect of an overallotment option granted to them by such Monarch Entity and/or its Affiliates), as such number of shares may be equitably adjusted to reflect any dividend, split, subdivision or combination of shares, or reclassification, recapitalization, merger, consolidation or other reorganization of or with respect to the Common Stock occurring subsequent to such time.

“Proceeding” has the meaning set forth in Section 5.8 of this Agreement.

“Replacement Director” has the meaning set forth in Section 2.1(b) of this Agreement.

“Selected Courts” has the meaning set forth in Section 5.8 of this Agreement.

“Stonehill” means Stonehill Institutional Partners, L.P.

SECTION 1.2  Gender.  For the purposes of this Agreement, the words “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form.

ARTICLE II

GOVERNANCE MATTERS

SECTION 2.1  Designees.

(a) So long as the Monarch Entities and their Affiliates collectively Beneficially Own:

(i) Common Stock representing 60% or more of the Monarch Entities’ Post-IPO Shares, the Monarch Entities shall have the right to nominate two individuals for election to the Board;

(ii) Common Stock representing 20% or more (but less than 60%) of the Monarch Entities’ Post-IPO Shares, the Monarch Entities shall have the right to nominate one individual for election to the Board; and

(iii) Common Stock representing 20% or more of the Monarch Entities’ Post-IPO Shares, the Board shall include on each committee of the Board one such elected member of the Board nominated by the Monarch Entities as designated by the Monarch Entities to serve on such committee (subject to any independence requirement imposed by law or by the rules of any national securities exchange on which the Common Stock may be listed or traded).

(b) In the event that any designee of the Monarch Entities under this Section 2.1 shall for any reason cease to serve as a member of the Board during his term of office (such former Board member, a “Former Director”), the resulting vacancy on the Board and on any committee of the Board shall be filled by an individual designated by the Monarch Entities (a “Replacement Director”) so long as the Monarch Entities have the right to nominate such director pursuant to this Section 2.1.

(c) The Company hereby agrees, subject to Section 2.1(a), to (i) include each of the director nominees to which the Monarch Entities are entitled on each slate of nominees for election to the Board proposed by the Company and/or the Board (or any committee thereof) and (ii) recommend the election of the director nominees to which the Monarch Entities are entitled to the stockholders of the Company.  Without limiting the foregoing, the Company shall, as promptly as reasonably practicable, use commercially reasonably efforts to take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and/or the Company’s stockholders) to cause the election, removal and replacement of the designees of the Monarch Entities pursuant to this Section 2.1.

SECTION 2.2  Board Size.  The size of the Board will not be increased without the consent of the Board designees of the Monarch Entities so long as:

(i) the Monarch Entities are entitled to nominate two directors pursuant to Section 2.1(a);

(ii) Stonehill is entitled to nominate two directors pursuant to their stockholders agreement, dated as of the date hereof, by and between Stonehill and the Company; or

(iii) the Monarch Entities and their Affiliates and Stonehill and its Affiliates together Beneficially Own at least 20% of the Common Stock outstanding.

SECTION 2.3  Special Meetings of Shareholders.  The Company agrees that it will call a special meeting of the stockholders of the Company (a “Special Meeting”) upon any request of the Monarch Entities so long as the Monarch Entities making such request and their Affiliates (or the Monarch Entities and their Affiliates together with Stonehill and its Affiliates if they jointly make the request) then Beneficially Own at least 10% of the Common Stock outstanding.  A Special Meeting shall be held solely for the purpose or purposes and at the time (which time shall be reasonably sufficient to distribute requisite notice to the stockholders of the Company) specified by the Person or Persons making the request.

ARTICLE III

TERMINATION

SECTION 3.1  Term.  This Agreement shall automatically terminate (without any action by any party hereto) as to each Monarch Entity as of the time such Monarch Entity and its Affiliates no longer Beneficially Own any shares of Common Stock.  Notwithstanding the foregoing, a Monarch Entity shall cease to be a Monarch Entity and this Agreement shall automatically terminate with respect to such former Monarch Entity at such time as Monarch Alternative Capital LP ceases to be its investment manager.

SECTION 3.2  Survival.  If this Agreement is terminated as to any Monarch Entity pursuant to Section 3.1, this Agreement shall become void and of no further force and effect with respect to such Monarch Entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1  Representations and Warranties of the Monarch Entities.  Each of the Monarch Entities, severally and not jointly, represents and warrants to the Company that (a) such Monarch Entity is duly organized and validly existing under the laws of its jurisdiction of organization; (b) such Monarch Entity is duly authorized to execute, deliver and perform this Agreement; (c) this Agreement has been duly executed by such Monarch Entity or by an authorized signatory on behalf of such Monarch Entity and is a valid and binding agreement of such Monarch Entity, enforceable against such Monarch Entity in accordance with its terms; and (d) the execution, delivery and performance by such Monarch Entity of this Agreement does not violate or conflict with or result in a breach by such Monarch Entity of or constitute (or with notice or lapse of time or both would constitute) a default by such Monarch Entity under its organizational documents, under any agreement to which such Monarch Entity is a party, any existing applicable law of any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof, exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over such Monarch Entity, or any agreement or instrument by which such Monarch Entity or any of its assets may be bound.

SECTION 4.2  Representations and Warranties of the Company.  The Company represents and warrants to each of the Monarch Entities that (a) the Company is duly organized and validly existing under the laws of the State of Delaware; (b) the Company is duly authorized to execute, deliver and perform this Agreement; (c) this Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (d) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both would constitute) a default by the Company under its certificate of incorporation in effect upon the completion of the IPO, any existing applicable law of any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof, exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Company, or any agreement or instrument by which the Company or any of its assets may be bound.

ARTICLE V

MISCELLANEOUS

SECTION 5.1  Notices.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 5.1) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:

(a)         if to the Company, to:

WCI Communities, Inc.
24301 Walden Center Drive
Bonita Springs, Florida 34134
(Telephone) (239) 947-8200
(Facsimile) (239) 498-8277
Attention: Vivien Hastings

with a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
(Telephone) (212) 906-1200
(Facsimile) (212) 751-4864

Attention:	Marc D. Jaffe, Esq.
Senet S. Bischoff, Esq.

(b)         if to any of the Monarch Entities, to:

c/o Monarch Alternative Capital LP
535 Madison Avenue, 26th Floor
New York, New York 10022
(Telephone) (212) 554-1700
(Facsimile) (212) 554-1701

Attention:	Patrick Bartels, Managing Principal
Michael J. Kelly, Esq., Managing Principal — Chief Legal Officer

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(Telephone) (212) 728-8267
(Facsimile) (212) 728-9267
Attention: Michael A. Schwartz, Esq.

SECTION 5.2  Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 5.3  Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 5.4  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.

SECTION 5.5  Entire Agreement; No Third Party Beneficiaries.  This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

SECTION 5.6  Further Assurances.  Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

SECTION 5.7  Governing Law; Equitable Remedies.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity.  Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.  Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

SECTION 5.8  Consent To Jurisdiction.  With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or any Monarch Entity at their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

SECTION 5.9  Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 5.10  Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Monarch Entities may assign any of their rights hereunder to any of their Affiliates and Schedule A shall be updated upon any such assignment.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 5.11  Monarch Entities.  For purposes of any consent, waiver, amendment, designation or decision to be made or agreed to by the Monarch Entities pursuant to this Agreement, such consent, waiver, amendment, designation or decision shall be deemed to be made or agreed (or not made or agreed) by, and shall be binding upon, all Monarch Entities upon the delivery of written notice to the Company executed and delivered by Monarch Alternative Capital LP.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

WCI COMMUNITIES, INC.

/s/ Vivien Hastings
Name:	Vivien Hastings
Title:	Senior Vice President

MONARCH DEBT RECOVERY MASTER FUND LTD
MONARCH MASTER FUNDING LTD
MONARCH OPPORTUNITIES MASTER FUND LTD
MONARCH INCOME MASTER FUND LTD
MONARCH CAPITAL MASTER PARTNERS LP
MONARCH ALTERNATIVE SOLUTIONS MASTER FUND LTD
MONARCH CAPITAL MASTER PARTNERS II LP
MONARCH CAPITAL MASTER PARTNERS II-A LP
MONARCH CAYMAN FUND LIMITED
OAKFORD MF LIMITED
P MONARCH RECOVERY LTD.

By:  Monarch Alternative Capital LP, as investment manager

By:	/s/ Christopher Santana
Name:	Christopher Santana
Title:	Managing Principal

SCHEDULE A

Monarch Debt Recovery Master Fund Ltd
Monarch Master Funding Ltd
Monarch Opportunities Master Fund Ltd
Monarch Income Master Fund Ltd
Monarch Capital Master Partners LP
Monarch Alternative Solutions Master Fund Ltd
Monarch Capital Master Partners II LP
Monarch Capital Master Partners II-A LP
Monarch Cayman Fund Limited
Oakford MF Limited
P Monarch Recovery Ltd.